Exhibit 4.3

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB

T2P 4B9

Telephone (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Auditors

The Board of Directors of Total Energy Services Inc.

We consent to the use of our report dated March 7, 2017, included in this Registration Statement on Form F-80.

/s/ KPMG LLP

Chartered Professional Accountants

Calgary, Canada

March 7, 2017

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.